As filed with the Securities and Exchange Commission on March 17, 2010

Registration No. 333-151896

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FGX INTERNATIONAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Delaware	98-0475043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 George Washington Highway
Smithfield, Rhode Island  02917
(401) 231-3800

(Address of Principal Executive Offices) (Zip Code)

Jeffrey J. Giguere
Executive Vice President, General Counsel and Secretary
FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island  02917
(401) 231-3800

(Name and Address of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On June 24, 2008, FGX International Holdings Limited, a British Virgin Islands business company (the “Company”), filed a registration statement on Form S-1 (Registration No. 333-151896) with the U.S. Securities and Exchange Commission with respect to a total of 7,287,287 ordinary shares of the Company, no par value (the “Ordinary Shares”), relating to the resale from time to time of up to 7,287,287 shares by the selling shareholders described in such Registration Statement. On February 9, 2009, the Company filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to convert the registration statement on Form S-1 into a registration statement on Form S-3 (the “Registration Statement”).

On March 12, 2010, pursuant to an Agreement and Plan of Merger, dated as of December 15, 2009, among Essilor International, a French société anonyme (“Essilor”), 1234 Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Essilor (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Essilor. As a result of the Merger, all of the Ordinary Shares are owned by Essilor.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all Ordinary Shares that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Smithfield, State of Rhode Island, on March 17, 2010.

FGX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Alec Taylor
Name: Alec Taylor
Title: Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

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